Exhibit 99.1

Team Health Holdings, Inc. Prices Secondary Offering of Common Stock

KNOXVILLE, Tenn. – June 29, 2012 – Team Health Holdings, Inc. (“TeamHealth”) (NYSE: TMH) announced today that the secondary offering of 8,000,000 shares of its common stock to be sold by its principal stockholder, Ensemble Parent LLC, an investment fund affiliated with The Blackstone Group L.P., and by certain of TeamHealth’s officers and directors, pursuant to a registration statement that TeamHealth previously filed with the Securities and Exchange Commission, has priced at a public offering price of $23.95 per share. Ensemble Parent LLC has granted the underwriters an option to purchase up to 1,200,000 additional shares of common stock. TeamHealth will not receive any proceeds from the sale of shares in the offering.

Barclays and Citigroup are acting as joint book-running managers for the offering.

This offering is being made solely by means of a prospectus, copies of which may be obtained from: Barclays, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling (888) 603-5847 or by emailing barclaysprospectus@broadridge.com; or Citigroup at Brooklyn Army Terminal, 140 East 58th Street, 8th Floor, Brooklyn, NY 11220, Attention: Prospectus Department, or by calling (800)-831-9146 or by emailing BATProspectus@citi.com.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About TeamHealth

TeamHealth is one of the largest providers of outsourced physician staffing solutions for hospitals in the United States. Through its seven principal service lines located in 16 regional sites, TeamHealth’s more than 7,700 affiliated healthcare professionals provide emergency medicine, anesthesia, hospital medicine, urgent care, and pediatric staffing and management services to more than 750 civilian and military hospitals, clinics, and physician groups in 47 states. For more information about TeamHealth, visit www.teamhealth.com.